Exhibit 99.3

LIBERVANT CRL Dated September 25, 2020

Frequently Asked Questions

What is a Complete Response Letter (CRL)?

•	The FDA issues a CRL to indicate that the review cycle for an application is complete and that the application contains deficiencies that must be cured prior to approval.

•	A sponsor who has received a CRL has the opportunity to submit additional information to the FDR for consideration of approval of a New Drug Application.

What is the content of the CRL for Libervant?

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The FDA cited that, in 5 subjects in two weight groups in our NDA Study 180323, there were lower absorption rates indicated in 2 out of 7 weight categories and that it seeks an increase in exposure in both weight groups before Libervant can be approved.

•	At the overall study level, the FDA acknowledged that Libervant achieved comparable absorption rates (Cmax) when compared to Diastat (diazepam rectal gel)

•	The FDA also noted protocol deviations in Study 180323 in a small number of blood draws in a limited number of patients for timepoints of 3 days or later

•	There were no other safety, clinical pharmacology/biopharmaceutics, CMC or non-clinical issues identified in the CRL.

What is Aquestive’s action plan to address the issues raised by the FDA in the CRL?

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The Company intends to provide to the FDA additional information on PK modeling to demonstrate that relatively minor adjustments to dosing in these two weight categories will reach the desired exposure levels.

•	We expect this model to be completed within the next few weeks, and shortly thereafter the Company will request a Type A meeting with the FDA to review our proposed NDA re-submission.

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As reference on page [4] of the slide materials included in this Form 8-K, weight categories 51-62 kg and 76-87 kg are moderately lower at the mean, although less variable, than the same weight categories in Diastat.  These weight categories will be re-modeled at modestly higher dosage levels in order to more closely align with the mean of the weight categories of Diastat, the RLD.

•	Due to the dose-linearity of Aquestive’s PharmFilm®, the required dosing adjustments are easily modeled and manufactured.

•	We expect this Type A meeting to occur during the fourth quarter of this year.

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The Company believes that it will not need to conduct any further clinical studies to cure the items cited in the CRL, although this has not been confirmed by the FDA.  We will confirm this in the Type A meeting.

•	We expect to be ready to re-submit our NDA immediately following the Type A meeting.

•	We expect the FDA will grant a 6-month review, implying a PDUFA Action Date in the first half of 2021.

•	We will strongly request a 2-month review in our dialogue with the FDA but there is no guarantee that we will receive a 2-month review.

How long will it take Aquestive to address the issues and re-file its NDA on Libervant?

•	We expect the dosing modeling to be completed in the next few weeks, and shortly thereafter the Company will request a Type A meeting with the FDA to review our proposed NDA re-submission.

•	We expect this Type A meeting to occur during the fourth quarter of 2020.

•	We will be ready to re-submit the NDA immediately following the Type A meeting.

•	We expect the FDA will grant a 6-month review, implying that the PDUFA action date will be moved to the second quarter 2021.

•	We will strongly request a 2-month review in our dialogue with the FDA but there is no guarantee that we will receive a 2-month review.

Is it possible the FDA will require additional clinical studies before re-submission?

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While it is possible, the Company believes, based on its extensive dialogue with the FDA review team prior to receiving the CRL, that its resubmitted PK modeling data showing the appropriate dosing change and increased exposure in the two identified weight ranges will be sufficient to approve the NDA for Libervant and that it will not need to conduct any further clinical studies in order to cure the deficiencies cited in the CRL, although this has not been confirmed by the FDA.  We will confirm this in the Type A meeting that we expect to take place in the fourth quarter of 2020.

What communications has the Company had with the FDA?

•	Aquestive has had extensive dialogues with the FDA throughout the development and review of Libervant.

•	The Company had discussions with the FDA when the FDA raised questions about this data and the Company submitted additional information that it believed would respond to the Agency’s questions.

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Although the FDA did not accept this additional information as dispositive, our conversations with the Agency were constructive, and we believe these conversations support our view that we will be able move forward using our PK model-based dosing adjustments rather than conducting additional clinical trials. We will confirm this view with the FDA in our next meeting with the FDA.

How much will the additional work to re-submit the NDA cost and does that change the company’s outlook or cash runway?

•	Given that we believe no clinical trials will be required and the cost of the PK modeling is modest, there is no change to our previously issued guidance.

Do the comments in the CRL impact our development plan for AQST-108?

•	This CRL has no impact on our AQST-108 development plan.

Has AQST seen this issue in other PharmFilm development programs?

•	Each development program is unique and we have not encountered this specific issue in previous development programs.

Did the Agency address orphan drug exclusivity and market access for Libervant to Aquestive in the interactions with the Company or in the CRL?

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During these interactions with the FDA and in the CRL, the Agency did not provide any guidance on its approval for U.S. market access to Libervant.  We do not expect any guidance from the FDA on this topic until the FDA provides a decision on approval for Libervant.

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We believe that Libervant provides a material contribution to patient care when compared to the currently approved medications in the market based on a number of factors including significant patient preference for an orally delivered buccal film over a device-based rectal or nasal alternative.

How does Libervant clinical data compare to the referenced listed drug, Diastat?

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We have provided relevant Diastat data in the Form 8-K filed with the SEC today and during our teleconference that relates to the variability and absorption rates (Cmax), demonstrating that Libervant’s mean absorption levels in all weight categories are higher than publicly available data shows for Diastat as the referenced listed drug, and that Libervant’s variability is lower than this product.

•	We believe this comparison demonstrates that, after resubmitting the dosing levels in the two relevant weight groups identified in the CRL, we are in a favorable position to see Libervant approved.

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Aquestive’s clinical submission included over [1,100] dosings in epileptic and healthy volunteers, with very strong treatment outcomes overall including comparability to Diastat, the RLD; and zero non-responders which is unlike Diastat.

Other possible questions not directly related to Libervant approval:

Does this delay change your view of the peak revenue outlook for Libervant?

Does the change in dosing levels in certain weight categories change the marketability of the product once approved?

Can you provide an update on the Kynmobi monetization?

Is Aquestive changing any of its marketing plans for Sympazan given the delay in Libervant’s approval and launch?

Can you provide an update on the AQST-108 pilot PK trial?  Have you seen any data to-date?

•	In this update, we are entirely focused on the Libervant CRL, and we are not updating on other aspects of the Aquestive business.

•	Further updates will be provided in the future as appropriate including during our third quarter business and earnings update in early November.